U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported):  July 21, 2003

FLORIDIAN VENTURES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-49934

(Commission File Number)

04-3701677

(I.R.S. Employer Identification No.)

Erdoalja utca 12, Pilisjaszfalu, 2080 Hungary

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  +36-20-943-3331

2000 Hamilton Street, #520, Philadelphia, Pennsylvania 19130-3883

(Former name or former address, if changed since last report)

ITEM 1. CHANGE IN CONTROL OF REGISTRANT

On July 2, 2003, Michael Tay (“Tay”), the sole shareholder of Floridian Ventures, Inc. (“Floridian,” “Company,” or “Registrant”), entered into a Stock Purchase Agreement with Attila Reisz (“Reisz”) pursuant to which Reisz acquired 8,240,000 shares owned by Tay on July 21, 2003.  The total consideration paid by Reisz for the shares was US$45,000.  Reisz used personal funds to purchase the Floridian shares.  Before to this transaction there was no relationship between Reisz and the Company or Tay nor did Reisz own any securities of the Company.  Reisz now owns 100% of the issued and outstanding shares of the Company.  Simultaneously with this transaction, the Board of Directors of Floridian nominated Attila Reisz to the Board of Directors and all former officers and directors resigned.  Attila Reisz was then named President, Secretary and Treasurer of the Company.

Prior to the sale, Floridian had 8,240,000 shares of common stock outstanding.

Copy of the Stock Purchase Agreement reflecting the sale of the 8,240,000 shares is attached hereto as an exhibit.  The foregoing description is modified by such reference.

The following table sets forth, as of July 21, 2003, certain information with respect to the Registrant's equity securities owned of record or beneficially by (i) each officer and director of the Registrant; (ii) each person who owns beneficially more than 5% of each class of the Registrant's outstanding equity securities; and (iii) all directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Common Stock	Attila Reisz Erdoalja utca 12 Pilisjaszfalu 2080 Hungary	8,240,000	100%
Common Stock	All Officers and Directors as a Group (1 person)	8,240,000	100%

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power.

(2)

Based upon 8,240,000 shares issued and outstanding.

ITEM 5. OTHER EVENTS

As a result of the transaction as described under Item 1 above, the Company has relocated its offices to c/o Attila Reisz, Erdoalja utca 12, Pilisjaszfalu 2080, Hungary, and its new telephone number is +36-20-943-3331.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

1.1

Agreement for the Purchase of Common Stock dated as of July 2, 2003, by and among Attila Reisz, Michael Tay and Floridian Ventures, Inc.

99.1 Resignation letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDIAN VENTURES, INC.

By: /s/ Attila Reisz

Date: July 21, 2003

Name:  Attila Reisz

Title:  President

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